                                                         EXHIBIT 10.34

                        CONFIDENTIAL SEPARATION AGREEMENT

         THIS AGREEMENT is entered into as of August 4, 1997 by and between Zoran Corporation, a Delaware corporation (the "Company"), and George T. Haber ("Haber").

                                    RECITALS

         A. Haber is employed as the Executive Vice President of the Company pursuant to an Employment Agreement dated as of October 20, 1996 (the "Employment Agreement); and

         B. The parties have agreed in principle with respect to an arrangement pursuant to which Haber will resign as an officer and employee of the Company and continue to provide consulting services to the Company, subject to the execution of this definitive agreement with respect to such matters.

         NOW, THEREFORE, it is agreed as follows:

                  1. Resignation. The parties hereby confirm Haber's resignation as Executive Vice President of the Company and as an employee of the Company (including all positions with all subsidiaries, affiliates and divisions of the Company), effective as of 5:00 p.m. on August 4, 1997 (the "Effective Date") at which time the "Employment" (as defined in the Employment Agreement) will terminate.

                  2. Service as a Member of the Board of Directors. Notwithstanding Haber's resignation as an officer and employee of the Company, he will continue to serve as a member of the Board of Directors of the Company following the Effective Date.

                  3.      Employment-Related Benefits. In partial
consideration for the release of claims and other consideration described in this Agreement, the Company has provided or will provide Haber with the following benefits:

                           (a)      Accrued Wages.   Haber shall be paid all
accrued but unpaid wages through the Effective Date, which shall include Haber's base salary (as specified in Section 2.1 of the Employment Agreement) and all accrued but unused vacation pay, less applicable withholding, in accordance with the Company's normal payroll procedures and applicable law. Haber shall not be entitled to receive any additional payment as an Annual Bonus (as defined in Section 2.2 of the Employment Agreement) for any period of his employment.

                           (b)      Expense Reimbursement.   Haber shall be
reimbursed for all business expenses properly incurred by Haber in the performance of his duties as an employee of the Company through the Effective Date, in accordance with the Company's normal expense reimbursement policies and the provisions of Section 4 of the Employment Agreement.

                           (c)      Health and Other Benefits.   Haber
acknowledges that he has been given notice of his right to continue his health insurance coverage under the Company's Health Plan in accordance with the applicable provisions of the federal Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA").

                           (d)      Statements Concerning Separation.   The
Company agrees to promptly issue a press release, substantially in the form of Exhibit A hereto (the "Press Release"), concerning the circumstances of Haber's resignation as an officer of the Company and his continued service as a member of the Company's Board of Directors. The Company will designate Levy Gerzberg as spokesperson for the Company to whom questions regarding Haber's employment and/or resignation should be referred. The Company agrees to use reasonable efforts to ensure that questions concerning Haber's employment and/or separation are referred to such designated spokesperson and that statements made by representatives of the Company regarding Haber's separation from the Company are reasonably consistent with the Press Release. The Company shall ensure that the officers and directors of the Company do not make any negative, derogatory or disparaging remarks about Haber to any third party, including any prospective employers, and shall use reasonable efforts to ensure that other representatives of the Company make no such remarks.

                           (e)      Indemnity Agreement.  The Company
acknowledges that it will continue to be bound by and comply with the terms of the Indemnity Agreement dated as of December 27, 1996 between Haber and the Company (the "Indemnity Agreement").

                           (f)      Other Benefits.   Haber acknowledges
that, except as specifically provided herein, he will not be entitled to receive any severance payments or other employment-related benefits from the Company in respect to his employment with the Company, the termination of such employment or the consulting services to be rendered pursuant to Section 4 of this Agreement.

                  4.       Consulting Services.

                           (a)      Engagement.   In consideration for the
payments to be made to Haber under this Section 4, Haber agrees to provide consulting services to the Company during the period beginning on the Effective Date and ending July 31, 1998 (the "Termination Date"), unless earlier terminated as provided in subsection (d) below (the "Consulting Term").

                           (b)      Description of Services.   Haber shall
provide consulting services to the Company, as specifically requested by the President and Chief Executive Officer of the Company, for the purpose of facilitating the transition of Haber's responsibilities as Executive Vice President to his successor or successors and to assist with the orderly transfer of Haber's duties with respect to pending matters to such person or persons as may be designated by the President and Chief Executive Officer of the Company.

                           (c)      Service Commitment.

                                    (i)     Between the Effective Date and
December 31, 1997, Haber will hold himself available to provide consulting services on a part-time basis (including travel on behalf of the Company), for not less than thirteen (13) working days per calendar quarter (the "Minimum Commitment"). The Company shall give Haber not less than three (3) days notice of its requirement for Haber's consulting services. The parties shall attempt to schedule the performance of the Minimum Commitment at approximately one (1) full working day per week and, to the extent practicable, will establish a schedule for the performance of the Minimum Commitment.

                                   (ii)     Between the Effective Date and
December 31, 1997, Haber shall perform consulting services in excess of the Minimum Commitment only upon written agreement between Haber and the Company.

                                  (iii)     Between January 1, 1998 and
the Termination Date, Haber will hold himself available to provide consulting services of up to twenty (20) hours per month. Such services shall be performed only upon the specific written authorization of the President and Chief Executive Officer of the Company.

                           (d)      Consulting Fees.  The Company shall
compensate Haber for his consulting services as follows:

                                    (i)     For services rendered pursuant to
the Minimum Commitment, the Company shall pay Haber a consulting fee of $7,500 per calendar month, subject to pro-rata reduction if Haber fails to perform the pro-rata portion of the Minimum Commitment during such month (unless such failure was the result of the Company not requesting the performance of such services).

                                   (ii)     For services rendered pursuant
to Section 4(c)(ii), the Company shall pay Haber a consulting fee of $250 per hour.

                                  (iii)     For services rendered pursuant
to Section 4(c)(iii), the Company shall pay Haber a consulting fee of $300 per hour.

                                   (iv)     All such fees shall be payable
monthly, within thirty (30) days of invoice specifying the number of hours spent and containing a detailed description of the services provided by Haber, provided Haber has furnished such documentation and services as the Company has reasonably requested hereunder.

                           (e)      Termination.   The Company shall have the
right to terminate Haber's consulting services under this Agreement (i) at any time, upon Haber's failure to perform any duties reasonably assigned to him hereunder, which failure is not cured within ten (10) days following written notice thereof, or (ii) at any time, with or without cause, upon thirty (30) days written notice delivered to Haber. Haber may terminate his consulting services under this Agreement at any time upon thirty (30) days' written notice delivered to the Company.

                           (f)      Facilities, Equipment and Supplies.
Except as specifically agreed by the parties, Haber will perform his consulting services at his own facility. If the parties agree that certain specific consulting activities shall be performed by Haber at the Company's facility, the Company will provide to Haber an office, access to telephone, facsimile and e-mail equipment, and reasonable clerical support for his use in the performance of such consulting services. Haber will not use such facilities, equipment or services for any activities other than the performance of such consulting services.

                           (g)      Other Activities.   The Company
acknowledges and agrees that, subject to his obligations hereunder and under the other agreements referred to in Section 5(a) hereof, Haber shall have the right to engage in employment and consulting activities for himself and others during the Consulting Term.

                           (h)      Expenses.   The Company will reimburse
Haber for reasonable out-of-pocket expenses approved in advance by the Company and directly related to the performance of his consulting services hereunder.

                           (i)      Relationship of Parties.  Haber shall at
all times during the performance of his consulting services hereunder be an independent contractor, maintaining sole and exclusive control over his business and operations. At no time will either party hold itself out to be the agent, employee, employer, lessee, sublessee, partner or joint venturer of the other party. Haber shall not have the express or implied right or authority to assume or create any obligation on behalf of or in the name of the Company, or to bind the Company in regard to any contract, agreement or undertaking with any third party. Haber acknowledges that he shall not be entitled, by virtue of his consulting services hereunder, to any of the benefits which the Company may make available to its employees, including but not limited to workers' compensation insurance and coverage.

                  5. Covenants and Agreements of Haber. Haber covenants and agrees with the Company as follows:

                           (a)      Proprietary Information and Inventions
Agreement.   Haber confirms and acknowledges that he will continue to be bound by and comply with the terms of (i) the Proprietary Information and Inventions Agreement which he entered into with the Company effective October 20, 1996 (the "Inventions Agreement") and (ii) the Noncompetition Agreement dated as of December 27, 1996 between Haber and the Company (the "Noncompetition Agreement").

                           (b)      Company Property.   Haber confirms and
acknowledges that on or prior to the Effective Date, he will return to the Company any Company credit cards, keys, badges, or other Company identification which have been issued to him, and that at such time hereafter as the parties shall agree (on or before the termination of Haber's consulting services hereunder) he will return to the Company all records, documents, data, specifications, drawings, notes, reports, proposals (or copies or extracts of any of them), computer software, customer information, correspondence (including electronic mail) or other documents, information, material, equipment or other property of the Company in his possession or under his control, with the exception of documents or other information pertinent to his continued role as a member of the Company's Board of Directors.

                           (c)      Statements Concerning Separation.   Haber
agrees that he will not make any statements regarding his separation from the Company that are inconsistent with the text of the Press Release, or make any negative, derogatory or disparaging remarks about the Company or any of its employees, officers or directors to any third party, including but not limited to employees, prospective employees, customers, prospective customers, investors or prospective investors of Zoran, financial analysts, prospective employers of Haber and venture capital firms.

                  6.       Release of Claims and Related Matters.

                           (a)      Release by Haber.   In consideration for
the benefits and payments described herein, Haber (on behalf of himself and his heirs, executors, personal representatives, administrators and assigns) hereby fully releases and discharges the Company and all of the Company's subsidiaries and all of their respective officers, directors, shareholders, subsidiaries, predecessors, affiliates, employees, agents, attorneys, successors and assigns of and from any and all claims, actions and causes of actions, whether now known or unknown, suspected or unsuspected, which Haber has, had or may have against any of them based upon or arising out of any matter, fact, act or omission whatsoever that occurred or existed any time up to and including the date of this Agreement, including without limitation: any and all claims relating to or arising out of Haber's relationship as an officer, employee or director of the Company or the termination or modification of that relationship; any and all claims for wrongful discharge or discrimination on the basis of age, sex, national origin or any other basis; any and all claims for breach of contract, either express or implied; any and all claims for breach of any fiduciary duty or any covenant of good faith and fair dealing, express or implied; any and all claims for negligent or intentional infliction of emotional distress; any and all claims for negligent or intentional misrepresentation; any and all claims for defamation; any and all claims for violation of any federal, state or municipal statute or regulation; and any and all claims for attorneys' fees and costs (all of which are hereinafter referred to, collectively, as the "Haber Released Claims"). The foregoing release does not extend to any claims based upon or arising out of (i) the Indemnity Agreement or (ii) the obligations of the Company created by this Agreement.

                           (b)      Release by Company.  In consideration for
the release by Haber of the Haber Released Claims, the Company (on behalf of itself, its affiliates, successors and assigns) hereby fully releases and discharges Haber and all of his affiliates, employees, agents, attorneys, successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, suspected or unsuspected, which the Company has, had or may have against any of them based upon or arising out of any matter, fact, act or omission whatsoever that occurred or existed at any time up to and including the date of this Agreement, relating to or arising out of Haber's relationship as an officer, employee or director of the Company or the termination of that relationship (all of which are hereinafter referred to, collectively, as the "Company Released Claims" and, together with the Haber Released Claims, as the "Released Claims"). The foregoing release does not extend to any claims based upon or arising out of (i) dishonesty, fraud, misrepresentation, theft or deliberate or attempted injury to the Company of which the Board of Directors of the Company has no actual knowledge as of the date of this Agreement; (ii) the breach of any provision of the Inventions Agreement or the Noncompetition Agreement; (iii) the indemnification provisions of the Agreement and Plan of Reorganization, dated October 20, 1996, as amended, between the Company, CompCore Multimedia, Inc. and See Acquisition Corporation (the "Reorganization Agreement") and/or the Escrow Agreement entered into in connection therewith (the "Escrow Agreement"); or
(iv) the obligations of Haber created by this Agreement.

                           (c)     Section 1542 of the California Civil Code.
Each party acknowledges that such party is familiar with the provisions of
Section 1542 of the Civil Code of the State of California which provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Except as provided in the last sentence of Section 6(b) hereof, each party
(i) waives any rights or benefits which such party has, had or may have under Civil Code Section 1542, or any statute or common law principle of similar effect of any state or jurisdiction, to the fullest extent that such party may lawfully waive such rights and benefits pertaining to the subject matter of this Agreement and (ii) understands that such party may later discover claims or facts in addition to or different from those that such party now knows or believes to exist with respect to the subject matter of this Agreement; nevertheless, such party intends to settle all of the Released Claims fully, finally and forever in exchange for the payment and other benefits provided by this Agreement. Except as provided in the last sentence of Section 6(b) hereof, this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

                           (d)      Ownership of Released Claims.  Each party
represents and warrants that such party is the sole and lawful owner of all right, title and interest in and to all of the Released Claims of such party, and that they have made no assignment, sale or other disposition, voluntarily, by operation of law, or otherwise, of any Released Claim or any part or portion thereof.

                           (e)      Covenant Not To Sue.  Each party
covenants and agrees never to commence voluntarily, aid in any way, prosecute or cause to be commenced or prosecuted against the other any action or other proceeding based upon any of the Released Claims.

                  7. Disclaimer of Admissions. Neither this Agreement nor any action taken in connection with this Agreement or pursuant to it will constitute an admission by either party of any liability of any kind to the other party, or of any violation of any federal, state or other law, nor will it constitute to or be construed as an admission of any wrongdoing whatsoever.

                  8. Confidentiality of this Agreement. Each party represents to the other that it has not disclosed the existence or any of the terms of this Agreement to anyone other than its respective legal counsel, accountants or (in the case of Haber) his immediate family members or (in the case of the Company) its officers, directors, employees and agents with a reasonable need to know. The parties agree that, except for the information contained in the Press Release, they will not disclose any of the terms of this Agreement to any other person or entity, except as such disclosure may be required for legal, accounting or tax reporting purposes or as otherwise may be required by law.

                  9.       Attorneys' Fees.

                           (a)      This Agreement.  Each of the parties to
this Agreement shall be responsible for the payment of its own costs and legal expenses, and no party shall hereafter assert against the other party any claim for reimbursement of attorneys' fees or other legal expenses incurred in connection with the negotiation and execution of this Agreement.

                           (b)      Subsequent Litigation.  In the event of
any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to reimbursement of its costs and attorneys' fees and expenses.

                  10. Binding Provisions. All terms, conditions and agreements contained in this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.

                  11. Governing Law. This Agreement will be governed by the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The language of this Agreement shall be construed as a whole accordingly to its fair meaning, and not strictly for or against either of the parties.

                  12. Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, agreements or understandings by or between the parties, whether written or oral, express or implied with respect to such subject matter. Notwithstanding the foregoing, nothing contained herein shall be construed to limit the effectiveness of the Inventions Agreement, the Noncompetition Agreement, the Indemnity Agreement, the Reorganization Agreement, the Escrow Agreement or the Employment Agreement (to the extent that, by its terms, it survives the termination of Haber's employment). This Agreement is intended to be a complete and wholly integrated expression of the parties' understanding and agreement, and may not be modified, altered, amended or otherwise changed in any way except by a written document which specifically identifies the intended alteration and clearly expresses the intention to change this Agreement, signed by Haber and by an officer of the Company.

                  13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall be deemed one instrument.

HABER HAS CONSULTED WITH AND BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT, AND HE ENTERS THIS AGREEMENT AFTER CONSULTATION WITH SUCH LEGAL COUNSEL. HABER ENTERS INTO THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED HEREIN, AND HE AND HIS LEGAL COUNSEL HAVE HAD AN ADEQUATE OPPORTUNITY TO MAKE WHATEVER INVESTIGATION OR INQUIRY THEY DEEM NECESSARY OR DESIRABLE IN CONNECTION WITH THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                 ZORAN CORPORATION

                                 By:
                                     --------------------------------

                                 Title:
                                       ------------------------------


                                 ------------------------------------
                                 GEORGE T. HABER

                            EXHIBIT A

SANTA CLARA, CALIF. -- August 4, 1997 --Zoran Corporation (NASDAQ: ZRAN), announced today that George T. Haber, Executive Vice President of Zoran, will resign, effective August 4, 1997 to pursue other opportunities. Mr. Haber will remain a member of Zoran's Board of Directors and will serve as a consultant to the company.

Mr. Haber was a co-founder of CompCore Multimedia, Inc., a provider of MPEG hardware and software products for processing digital video and audio signals. CompCore became a wholly-owned subsidiary of Zoran as a result of an acquisition completed in December 1996.

Dr. Levy Gerzberg, Zoran's President and CEO, stated, "We acknowledge George's valuable contribution to the development of CompCore's compression technologies which have become an important part of Zoran's integrated hardware and software product line. We wish George success in his future endeavors and look forward to his continuing contributions as a member of the Board of Directors and consultant. Zoran remains firmly committed to the CompCore component of its product line as an important element of the company's strategy to position itself as a broad-based provider of hardware and software products for a wide range of video and audio applications enabled by compression.

About Zoran

Zoran Corporation develops and markets integrated circuits and software for digital video and audio applications enabled by compression for the PC and consumer multimedia markets. Zoran's product lines include JPEG codecs, MPEG and DVD decoders, Dolby Digital and MPEG audio decoders, real-time Video CD and DVD software for the PC, and VLSI cores. The company's software is bundled by PC and graphic system manufacturers for software-only or hardware-assisted Video CD, DVD and JPEG compressed video playback on the PC. Current applications for Zoran IC products include professional and consumer video editing systems, filmless digital cameras, PC-based or stand-alone Video CD systems and DVD players, and digital audio systems.

The company has further strengthened its technology leadership with the recent acquisition of CompCore Multimedia, Inc., a leading provider of software and hardware IC cores for multimedia products. Zoran is headquartered in Santa Clara, California with operations in Haifa Israel, Tokyo, Japan and Toronto, Canada.

For more information about Zoran call (408) 919-4111.